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                                                                Exhibit(a)(1)(D)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                        WORKGROUP TECHNOLOGY CORPORATION

                                       AT

                          $2.00 PER SHARE, NET IN CASH

                                       BY

                           SOFTECH ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                                 SOFTECH, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON TIME, ON WEDNESDAY, DECEMBER 18, 2002, UNLESS THE OFFER IS EXTENDED.

                                                               November 20, 2002

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

     We have been engaged by SofTech Acquisition Corp., a Delaware corporation (the "Purchaser") which is a newly-formed and wholly-owned subsidiary of SofTech, Inc., a Massachusetts corporation ("Parent"), and Parent to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Workgroup Technology Corporation, a Delaware corporation (the "Company"), at $2.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 20, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

     1.  Offer to Purchase dated November 20, 2002;

     2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

     3. The Letter to Stockholders of the Company from the Chief Executive Officer of the Company accompanied by the Company's
         Solicitation/Recommendation Statement on Schedule 14D-9;

     4. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5.  Notice of Guaranteed Delivery with respect to Shares;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 OF THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT AND PURCHASER, WOULD REPRESENT AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED IN THE INTRODUCTION TO THE OFFER TO PURCHASE) ON THE DATE OF PURCHASE.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, Boston time, on Wednesday, December 18, 2002, unless extended. The Board of Directors of the Company has unanimously (1) determined that the Offer and the Merger (as defined herein) are advisable and fair to, and in the best interests of, the Company and its stockholders, (2) approved the Merger Agreement (as defined herein), the Offer and the Merger, and (3) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 13, 2002 (the "Merger Agreement") among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent, Parent and one or more direct or indirect wholly owned subsidiaries of Parent, or one or more direct or indirect wholly owned subsidiaries of Parent.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Neither of the Purchaser or Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.
                                         Very truly yours,
                                         GEORGESON SHAREHOLDER COMMUNICATIONS
                                         INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.